Exhibit 10.20

Amended and Restated Director Compensation Program

Board Compensation Program -- Compensation for Non-Employee Director Positions

This Treace Medical Concepts, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective as of the closing of the Company’s initial public offering of its common stock (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board of Directors of the Company (the “Board”), to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. The notice shall be effective for all subsequent compensation payable after the Company’s receipt of such notice unless otherwise agreed in writing between the Company and the Non-Employee Director.

Cash Compensation – All Non-Employee Directors are entitled to receive the following annual cash compensation for his or her services:

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$40,000 per year for services as a board member
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$~~4~~5,000 per year additionally for services as Chairperson of the Board of Directors
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$20,000 per year additionally for services as Chairperson of Audit Committee
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$10,000 per year additionally for service as an Audit Committee member
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$15,000 per year additionally for service as Chairperson of the Compensation Committee
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$7,000 per year additionally for service as a Compensation Committee member
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$10,000 per year additionally for service as the Nominating, Compliance and Governance Chairperson
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$5,000 per year additionally for service as a Nominating, Compliance and Governance Committee member

Each annual cash retainer and additional annual fee is paid quarterly in arrears on a prorated basis. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Cash compensation portion of plan for directors joining the Board after November 1, 2020 begins when the first new director is appointed to the Board. Cash compensation for directors serving before November 1, 2020 begins with the Effective Date.

Initial Option Grant for Non-Employee Board Directors: Each Non-Employee Director who is initially elected or appointed to serve on the Board after November 1, 2020 shall be granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company an option to purchase shares of Common Stock (the “Initial Option”) with a value equivalent to $250,000 at “Black-Scholes” Value (as defined below). The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board. The Initial Option will vest and become exercisable over a 3 year period at 1/36th per month from the grant date, subject to the Non-Employee Director’s continued service through the applicable vesting date. For purposes hereof, “Black Scholes” Value means the fair value of an option determined using the Black-Scholes pricing model based on the Fair Market Value of the Company’s Common Stock and the volatility, risk-free rate and life expectancy assumptions in the Company’s financial statements disclosing those assumptions.

Exhibit 10.20– Director Compensation Policy - page 1

Annual Option Grant for Non-Employee Directors: Each Non-Employee Director who (i) has been serving on the Board for at least four months as of each annual meeting of the Company’s stockholders after the Effective Date (each, an “Annual Meeting”), beginning with the 2022 Annual Meeting, and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, shall be granted under the Plan an option to purchase shares of Common Stock (the “Annual Option”) with a “Black Scholes” Value equivalent to $145,000. The Annual Option will be automatically granted on the date of the applicable Annual Meeting. The Annual Option shall vest and become exercisable over a 1 year period at the rate of 1/12th per month from the grant date, subject to the Non-Employee Director’s continued service through the applicable vesting date.

IPO Option Grants: If individuals agree to become Non-Employee Directors and do not begin their director term until on the Effective Date, they would receive the Initial Option with an exercise price equal to the IPO offering price. Each Non-Employee Director serving before the Effective Date who continues after the Effective Date will receive an Annual Option on the Effective Date with an exercise price equal to the IPO offering price.

Unless otherwise provided by the Board, no portion of an Initial Option or Annual Option which is unvested or, as applicable, unexercisable at the time of a Non-Employee Director’s termination of service with the Company (as determined by the Board) shall become vested and, as applicable, exercisable thereafter. Any Initial Option or Annual Option granted hereunder shall be subject to the Plan and the applicable standard form of award agreement thereunder, as modified to reflect the terms herein.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control: Upon a Change in Control, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement, subject to such Non-Employee Director’s continued service as of immediately prior to such Change in Control.

Reimbursements: The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous: The other provisions of the Plan shall apply to the equity awards granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Plan. The grant of any equity award under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form approved by the Board and duly executed by an executive officer of the Company.

Exhibit 10.20– Director Compensation Policy - page 2